Exhibit 99


Lexmark International expects third-quarter earnings to exceed previous guidance

-- Results include CRM software write-off --

Lexington, Ky., Oct. 10, 2002 - Lexmark International, Inc. (NYSE: LXK) announced today that it expects a third-quarter 2002 year-over-year revenue growth rate of 4 to 5 percent and earnings per share of 68 to 70 cents, as compared to 52 cents a year earlier. On July 22, 2002, the company provided guidance for a year-over-year revenue growth rate in the low- to mid-single digits and earnings per share in the range of 58 to 68 cents. The revised 68 to 70 cent range is after including the effect of an asset impairment related to the abandonment of a customer relationship management (CRM) software project. The abandonment results in the write-off of $15.8 million, or 9 cents per share, in the third quarter.

For the fourth quarter of 2002, the company currently expects a year-over-year revenue growth rate in the low- to mid-single digits and earnings per share in the range of 67 to 77 cents. In the same period last year, the company reported earnings per share of 46 cents on an operational basis, before non-recurring charges.

The company will have no comment on its third-quarter results or fourth-quarter guidance until its previously scheduled earnings conference call on Monday, Oct. 21, 2002.

About Lexmark
Lexmark International, Inc. is a leading developer, manufacturer and supplier of printing solutions -- including laser and inkjet printers, multifunction products, associated supplies and services -- for offices and homes in more than 150 countries. Founded in 1991, Lexmark reported more than $4.1 billion in revenue in 2001, and can be found on the Internet at www.lexmark.com.

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Lexmark and Lexmark with diamond design are trademarks of Lexmark International,
Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective holders.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, the impact of competitors' products, aggressive pricing from competitors and resellers, management of the company's and resellers' inventory levels, market acceptance of new products and pricing programs, competition in aftermarket supplies, difficulties or delays in software or information systems implementations, changes in a country's or region's political or economic conditions, production and supply difficulties including disruptions at important points of exit and entry, unforeseen cost impacts, increased investment to support product development, conflicts among sales channels, financial failure or loss of a key customer, reseller or supplier, currency fluctuations, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.